EXHIBIT 23





            Consent of Independent Registered Public Accounting Firm



Oncologix Tech Inc. (formerly Bestnet Communications Corporation)
Grand Rapids, Michigan

We hereby consent to the incorporation by reference in the Form S-3 Registration Statement of our report dated December 8, 2006, except as to the effects of discontinued operations of the telephone segment in Notes 1 and 3, which is as of May 22, 2007, as filed on June 1, 2007, relating to the consolidated financial statements and schedules of Oncologix Tech Inc., (the "Company") appearing in the Company's Form 8-K filed on or about June 1, 2007.

We also consent to the reference to us under the caption "Experts" in the aforementioned Registration Statement.




/s/  Semple, Marchal & Cooper, LLP
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     Semple, Marchal & Cooper, LLP
     Phoenix, Arizona



June 1, 2007